                             SUPPLEMENT RELATING TO
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                     FIRST OF MICHIGAN CAPITAL CORPORATION
                                       AT
                              $15.00 NET PER SHARE
                                       BY
                             FMCC ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                         FAHNESTOCK VINER HOLDINGS INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 16, 1997, UNLESS THE OFFER IS
  EXTENDED.

     THE BOARD OF DIRECTORS OF FIRST OF MICHIGAN CAPITAL CORPORATION HAS APPROVED THE OFFER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT THERETO.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF CERTAIN TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE (AS HEREINAFTER DEFINED). SEE 'TENDER OFFER -- CERTAIN CONDITIONS TO THE OFFER' IN THE OFFER TO PURCHASE.

     THE OFFER IS PART OF A PLAN OF FAHNESTOCK VINER HOLDINGS INC. AND ITS INDIRECT WHOLLY OWNED SUBSIDIARY, FMCC ACQUISITION CORP., TO ACQUIRE ALL THE SHARES (AS DEFINED IN THE OFFER TO PURCHASE).

                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and all other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in 'TENDER OFFER -- Procedure for Tendering Shares' in the Offer to Purchase, or
(ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available and who cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in 'TENDER OFFER -- Procedure for Tendering Shares' in the Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Additional copies of the Offer to Purchase, this Supplement, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                             FAHNESTOCK & CO. INC.

July 1, 1997

TO THE STOCKHOLDERS OF
FIRST OF MICHIGAN CAPITAL CORPORATION:

     The following information amends and supplements the Offer to Purchase, dated June 18, 1997 (the 'Offer to Purchase'), of FMCC Acquisition Corp., a Delaware corporation ('Purchaser'), and the indirect wholly owned subsidiary of Fahnestock Viner Holdings Inc., an Ontario corporation ('Holdings'), pursuant to which Purchaser is offering to purchase all outstanding shares of Common Stock, $.10 par value per share, of First of Michigan Capital Corporation, a Delaware corporation (the 'Company'), at a purchase price of $15.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the 'Offer'). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Offer to Purchase.

     1. EXPIRATION DATE; EXTENSION. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, July 16, 1997 (or any other date and time then set as the Expiration Date), unless the Offer is extended.

     There can be no assurance that Purchaser will exercise any right to extend the Offer. Any extension, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. See the sections entitled 'TENDER OFFER -- Terms of the Offer' and ' -- Certain Agreements -- The Tender Offer Agreement' in the Offer to Purchase.

     2. FAIRNESS OPINION. Duff & Phelps, LLC has delivered to the Board of Directors of the Company its opinion to the effect that, as of June 24, 1997, the terms and conditions of the Offer are fair and reasonable to the stockholders of the Company from a financial point of view. Such opinion is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Commission, a copy of which is being mailed to stockholders of the Company concurrently herewith.

     3. HSR ACT. On June 25, 1997, each of the Company and Purchaser was notified that early termination of the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the Purchase Agreement was granted by the Federal Trade Commission. Accordingly, this condition to the purchase of Shares pursuant to the Offer and the Purchase Agreement has been satisfied.

     4. SELLERS SHARES. If agreed to by Sellers and Purchaser, the mechanics of the closing of the purchase of the Sellers Shares pursuant to the Purchase Agreement may be effected by a tender of the Sellers Shares in the Offer.

     5. COVER PAGE; INTRODUCTION. Each of (i) the first paragraph on the cover page of the Offer to Purchase, and (ii) the third paragraph of the section entitled 'INTRODUCTION' in the Offer to Purchase is hereby amended by replacing such paragraph in its entirety with the following:

          THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

     6. PRICE RANGE OF THE SHARES. The section entitled 'TENDER OFFER -- Price Range of the Shares; Dividends on the Shares' in the Offer to Purchase is hereby supplemented and amended by inserting the following at the end of such section:

          The high and low sales prices per Share as reported in publicly available resources for the second calendar quarter of 1997 were $14.75 and $8.00, respectively. On June 30, 1997, the closing sale price per Share on the Chicago Stock Exchange was $14.63. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     7. BACKGROUND OF THE OFFER.

     a. The section entitled 'TENDER OFFER -- Background of the Offer' in the Offer to Purchase is hereby supplemented and amended by inserting the following at the end of the sixth paragraph of such section:

          On June 6, 1997, Holdings entered into a Confidential Disclosure and Standstill Agreement, dated June 6, 1997, with the Company (the 'Confidentiality Agreement'), in which Holdings agreed, among other things, to treat as confidential any information provided to it by or on behalf of the Company, and Holdings and Purchaser agreed that, if discussions were abandoned by the parties, Holdings would be subject to certain restrictions on its ability to engage in certain actions involving the Company and its assets. Subsequent thereto, the Company has supplied Holdings with certain confidential, non-public information about the Company.

     b. The section entitled 'TENDER OFFER -- Background of the Offer' in the Offer to Purchase is hereby supplemented and amended by inserting the following at the end of such section:

          On June 24, 1997, Duff & Phelps, LLC delivered to the Board of Directors of the Company its opinion to the effect that, as of June 24, 1997, the terms and conditions of the Offer are fair and reasonable to the stockholders of the Company from a financial point of view.

     8. CERTAIN AGREEMENTS. The section entitled 'TENDER OFFER -- Certain Agreements' in the Offer to Purchase is hereby supplemented and amended by inserting the following at the end of such section:

          Confidentiality Agreement

          The following is a summary of the material terms of the Confidentiality Agreement between the Company and Holdings. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Amendment No. 1 to the Schedule 14D-1 filed with the Commission pursuant to the Exchange Act. The Confidentiality Agreement may be examined, and copies thereof may be obtained, as set forth under 'TENDER OFFER -- Certain Information Concerning the Company.'

          Pursuant to the terms of the Confidentiality Agreement, the Company agreed to disclose certain information of a confidential or proprietary nature to Holdings in connection with the proposed acquisition of the Company by Holdings. In the Confidentiality Agreement, Holdings agreed that it and its representatives and agents would treat as confidential all information concerning the Company furnished by the Company or on behalf of the Company, except for such information which (i) becomes lawfully available to the public other than as a result of a disclosure by Holdings, its representatives or its agents, (ii) was lawfully available to Holdings on a non-confidential basis prior to its disclosure to Holdings by the Company or its agents or representatives, or (iii) lawfully becomes available to Holdings on a non-confidential basis from a source other than the Company or its agents or representatives, provided that such source is not bound by a confidentiality agreement with the Company of which Holdings has been made aware.

          The Confidentiality Agreement further provides that neither party, without the other party's prior written consent, will disclose to any person any information concerning discussions or negotiations in connection with the proposed acquisition of the Company by Holdings or any of the terms, conditions, or other facts with respect thereto including the status thereof. Holdings also agreed that for a period of two years following the date of the Confidentiality Agreement, it will not purchase or offer to purchase any material assets or any securities of the Company or propose any merger or other business combination involving the Company except pursuant to a transaction to be approved by the Board of Directors of the Company and only if specifically invited in writing by the Company to do so. The requirement for an invitation in writing has been satisfied by the execution and delivery of the Tender Offer Agreement and the MOU. In addition, for a period of two years after the date of the Confidentiality Agreement, Holdings agreed that it will not, without the Company's prior written consent (which consent has been given by the Company through the execution and delivery of the Tender Offer Agreement and the MOU), (i) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (ii) form, join, or in any way participate in a 'group' within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, or (iii) otherwise seek to control the management, Board of Directors or policies of the Company; provided, however, these provisions shall not apply to Holdings if another entity enters into a business combination with the Company or initiates a tender offer for the Company's securities.

          In addition, the Company and Holdings each agreed for a period of two years after the date of the Confidentiality Agreement not to solicit any of the other's current officers or employees with which it had contact or who were identified to it during Holdings' due diligence review of the Company without the prior written consent of the other party.

     9. BOARD REPRESENTATION. The section entitled 'TENDER OFFER -- Board Representation' in the Offer to Purchase is hereby supplemented and amended by inserting the following at the end of such section:

          The Offer also is conditioned on the Board of Directors consisting, at the time Shares are accepted for payment, solely of designees of Purchaser. See 'TENDER OFFER -- Certain Conditions to the Offer.' Purchaser has designated in writing the following individuals as its designees: Albert G. Lowenthal (Chairman, Chief Executive Officer and Director of Holdings); Elaine K. Roberts (President, Treasurer and Director of Holdings); A. Winn Oughtred (Secretary and Director of Holdings); Edward Soule (Chairman of the Company); and Mark Shobe (President of the Company).

          Purchaser has been informed that the Compensation/Stock Option Committee of the Board of Directors of the Company has authorized the Company to pay Edward Soule ('Soule'), Chairman of the Board of Directors of the Company, a special bonus in the amount of $100,000 to compensate him for extraordinary service rendered to the Company beyond his original commitment and to encourage him to remain as Chairman and to assist the Company in the resolution of its management difficulties through a business combination or acquisition. Such bonus is to be paid to Soule at such time as the then members of the Compensation/Stock Option Committee no longer serve in such capacity, but not later than July 31, 1997.

     10. APPROVAL BY THE BOARD OF DIRECTORS OF THE COMPANY. The section entitled 'TENDER OFFER -- Approval by the Board of Directors of the Company' in the Offer to Purchase is hereby supplemented and amended by inserting at the end of such section the following:

          The Board of Directors of the Company has approved the Offer and determined that the terms of the Offer are fair to, and in the best interests of, the stockholders of the Company and recommends that the stockholders of the Company accept the Offer and tender all of their Shares pursuant thereto.

                                          FMCC ACQUISITION CORP.

July 1, 1997

                                       3



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

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

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                                                                                      By Hand:
                                                                                         or
             By Mail:                    By Facsimile Transmission:              Overnight Courier:
         Tender & Exchange                     (212) 815-6213               Tender & Exchange Department
          P.O. Box 11248              (For Eligible Institutions Only)           101 Barclay Street
       Church Street Station                                                 Receive and Deliver Window
      New York, NY 10286-1248                                                 New York, New York 10286

                          For Confirmation Telephone:
                                 (800) 507-9357

     Any questions or requests for assistance or additional copies of the Offer to Purchase, this Supplement, the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                           BEACON HILL PARTNERS, INC.
                                90 Broad Street
                                   20th Floor
                            New York, New York 10004
                         Banks and Brokers please call:
                                 (212) 843-8500
                           Toll Free: (800) 854-9486

                    The Dealer Manager for the Offer is:

                                     [Logo]

                             Fahnestock & Co. Inc.
                           110 Wall Street, 9th Floor
                            New York, New York 10015
                         Call: (212) 668-8000 (collect)